SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)

              New Jersey                                22-1444512
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

        4000 Metropolitan Drive                         92868-3510
               Orange, CA                               (Zip Code)
 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class to                   Name of each exchange on
   be so registered                         which each class is to be registered

Preferred Share Purchase Rights             New York Stock Exchange

     If this Form relates to the registration of a class of debt securities and is effective upon Filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

     This amendment amends the registration statement on Form 8-A filed with the Securities and Exchange Commission on February 15, 1994 (the "Form 8-A").

Item 1.  Description of Registrant's Securities to Be Registered.

         Item 1 of the Form 8-A is hereby amended and supplemented to include the following:

     On March 19, 2001, Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), announced it had entered into an Agreement and Plan of Merger, dated as of March 16, 2001 (the "Merger Agreement"), among Bergen, AmeriSource Health Corporation, a Delaware corporation ("AmeriSource"), AABB Corporation, a Delaware corporation 50% owned by each of Bergen and AmeriSource ("Parent"), A-Sub Acquisition Corp., a Delaware Corporation and a direct wholly owned subsidiary of Parent ("AmeriSource Merger Sub"), and B-Sub Acquisition Corp., a New Jersey corporation and a direct wholly owned subsidiary of Parent ("Bergen Merger Sub").

     Pursuant to the Merger Agreement, Parent will acquire all of the common stock of each of AmeriSource and Bergen through the merger of AmeriSource Merger Sub with an into AmeriSource and the merger of Bergen Merger Sub with an into Bergen and the shareholders of each of AmeriSource and Bergen will receive shares of common stock of Parent in respect of their interests in AmeriSource and Bergen.

     In connection with the Merger Agreement and related transactions, Bergen and Mellon Investor Services LLC, as rights agent, entered into an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement"), dated as of March 16, 2001. The Board of Directors of Bergen approved the merger, the transactions contemplated by the Merger Agreement and amendments to the Rights Agreement, which exempts AmeriSource or its affiliates from becoming an "Acquiring Person" under the Rights Agreement as a result of the execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement.

     In the Amended and Restated Rights Agreement, the definition of "Expiration Date" was changed so the Rights will expire according to their terms immediately prior to the consummation of the transactions contemplated by the Merger Agreement. Furthermore, the Rights Agreement was amended to change the name of the Rights Agent to Mellon Investor Services LLC and to provide for the termination of the Rights Agreement immediately prior to the consummation of the transactions contemplated by the Merger Agreement. All capitalized terms not defined herein shall have the meaning ascribed to them in the Rights Agreement.

     The foregoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is attached hereto as Exhibit 4 and is incorporated herein by reference.

     Item 2. Exhibits.

     Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit attached hereto:

     4. Amended and Restated Rights Agreement, dated as of March 16, 2001, between Bergen Brunswig Corporation and Mellon Investor Services LLC.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                    BERGEN BRUNSWIG CORPORATION


                                    By: /s/ MILAN A. SAWDEI
                                    --------------------------------------
                                    Name:  Milan A. Sawdei
                                    Title: Executive Vice President, Chief
                                           Legal Officer and Secretary


Date:    March 21, 2001

                                  EXHIBIT INDEX


Exhibit No.       Description

4 Amended and Restated Rights Agreement, dated as of March 16, 2001, between Bergen Brunswig Corporation and Mellon Investor Services LLC